Exhibit 10.7

MODIFICATION OF PROFIT SHARING PLAN

On December 5, 2014, the Board of Directors (the “Board”) of Kestrel Heat LLC, a Delaware limited liability company (“Kestrel Heat”) which is the general partner of Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership,” “we,” “us” or “our”), authorized the modification of our profit sharing plan as previously adopted by the Board. The Board authorized the modification of the profit sharing plan as set forth below and to continue the plan for fiscal 2014 and for each fiscal year thereafter, subject to the power of the Board to amend or terminate the plan at any time.

The plan establishes a cash compensation pool equal to 6% of the result of the most recently completed fiscal year’s Adjusted EBITDA less any Attrition Adjustment (as both terms are defined below) to be allocated by a Profit Sharing Committee (as defined below) among and paid to certain employees of the Partnership’s direct and indirect subsidiaries to be selected by the Profit Sharing Committee based upon achievement of company goals as well as divisional and/or individual performance goals and financial targets to be established by the Profit Sharing Committee, subject to the following:

(A)	No profit sharing will be paid with respect to any fiscal year unless the Partnership achieves actual Adjusted EBITDA for the fiscal year of at least 70% of the amount of Adjusted EBITDA as budgeted for such fiscal year.

(B)	(i)	The Term “Adjusted EBITDA” means EBITDA of the Partnership as reported it its Form 10-K, less Finance charge income as reported on its Form 10-K, plus to the extent deducted from revenues in determining consolidated net income (loss) (a) any expense attributable to payments under the authority of this resolution; (b) any expense attributable to the Management Incentive Plan; (c) any negative EBITDA attributable to Negative Acquisitions and related acquisition cost; (d) any extraordinary losses; and (e) any non-cash charges (including any non-cash impact of FASB 133) minus to the extent included in consolidated net income (loss) (1) any gain attributable to the non-cash impact of FASB 133; and (2) any extraordinary gains.

(ii)	The term “Negative Acquisitions” means an acquisition made during the fiscal year that, as a result of the timing of the acquisition resulted in negative EBITDA for such acquisition for the fiscal year.

(iii)	The term “Attrition Adjustment” means the Net Account Attrition for the Partnership multiplied by the weighted average of EBITDA per account for the entire Partnership as determined by the Profit Sharing Committee times 4.5.

(iv)	The term “Net Account Attrition” means the excess, if any, of the number of residential and commercial #2 oil accounts and propane accounts on the first day of the fiscal year reduced by budgeted net account attrition for the fiscal year over the actual number of such accounts on the last day of the fiscal year, excluding acquisitions, as determined by the Profit Sharing Committee.

(C)	The Profit Sharing Committee shall consist of the Chief Executive Officer, the Chief Financial Officer of the Partnership and such other members of senior management as may be designated by them.

(D)	No officer of the Partnership will participate in the profit sharing pool and no profit sharing payment will be paid to any officer, without prior approval of the Board of Directors. The term “Officer” shall mean any person elected by the Board of Directors, or the board of directors of any subsidiary of the Partnership, to the position of Vice President or a higher position.

(E)	This plan may be modified or terminated at any time as determined by the Board of Directors, but such termination or modification shall not affect profit sharing payments previously approved by the Profit Sharing Committee.

(F)	Any profit sharing payment will be made no later than March 15 of the calendar year subsequent to the calendar year in which it is determined. The payments under the profit sharing plan are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other interpretive guidance thereunder under the short-term deferral exception. The profit sharing plan shall be interpreted and administered in a manner consistent with such intent.